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EXHIBIT 99.1


PRESS RELEASE                                         SOURCE: SSP SOLUTIONS INC.

RON R. GOLDIE JOINS SSP BOARD OF DIRECTORS
Wednesday January 29, 7:58 pm ET

IRVINE, Calif.--(BUSINESS WIRE)--Jan. 29, 2003--SSP Solutions Inc. (Nasdaq:SSPX
- News) a leading provider of identity and information assurance products and services today announced that Ron R. Goldie has joined its board of directors.

This appointment fills a vacant seat on the board. Goldie will serve on the compensation committee and as chairman of the audit committee.

"SSP is extremely pleased to welcome our newest member to our board of directors," according to Marvin Winkler, SSP's co-chairman and co-CEO. "We believe that his contribution to the board and to the compensation and audit committees will further our ability to adhere to the new Sarbanes-Oxley Act of 2002."

Goldie is a corporate transactional lawyer and businessman. He has been a senior partner for national and international law firms, as well as the COO and CFO of public and private multi-national companies. Goldie has broad experience with public and private companies and has significant experience with counseling entrepreneurs and high asset individuals.

He has served as general, as well as, outside or special counsel to numerous business entities in various jurisdictions. Goldie has been qualified and registered with the Securities and Futures Authority in the United Kingdom. Goldie holds a bachelor of arts, with highest honors, and a juris doctorate from the University of Southern California.

About SSP Solutions

SSP Solutions provides data security solutions for network communication systems. Through its wholly owned subsidiary, Litronic Industries Inc. dba SSP-Litronic, SSP has provided innovative data security solutions for government communications systems for more than 30 years.

SSP's NetSign CAC smart card client package and SSP's Argus FORTEZZA products have been chosen by the U.S. Department of Defense to provide network security and desktop protection for many of its organizations. SSP has also been selected by General Dynamics to participate in developing the next generation PKI driven identity management framework for the U.S. Government.

SSP is breaking new ground in the next generation of security tokens with its USA Forte Card. For more information, visit http://www.sspsolutions.com or call SSP Solutions at 949/851-1085 or SSP-Litronic at 703/905-9700.



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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, matters discussed in this news release are forward-looking statements involving a number of risks and uncertainties and may not be achieved due to factors beyond our control, including changing regulatory and technological environments, the company's ability to obtain key components from suppliers, technological difficulties, increased competition, and changing customer demands. Other risks inherent in our business are described in Securities and Exchange Commission filings. SSP Solutions Inc. undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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Contact:

     SSP Solutions Inc.
     Thomas E. Schiff (investors), 949/851-1085 tom.schiff@sspsolutions.com
        or
     949/851-1085 (media relations)
     pr@sspsolutions.com

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Source: SSP Solutions Inc.